For more information contact:	Analysts - Beth Baum or Denise Merle (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Third Quarter Results

•	35 percent increase in earnings compared with second quarter

•	Increased quarterly dividend 7 percent

•	Completed $700 million share repurchase program announced in 2014, authorized new $500 million program

FEDERAL WAY, Wash. (Oct 30, 2015) - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings to common shareholders of $180 million, or 35 cents per diluted share. This compares with net earnings of $133 million, or 26 cents per diluted share, for second quarter 2015 and net earnings from continuing operations before special items of $178 million, or 33 cents per diluted share, for the same period last year. Third quarter 2014 net earnings of $1,153 million, or $2.15 per diluted share, included after-tax gains of $975 million from discontinued operations and special items, primarily related to the divestiture of Weyerhaeuser Real Estate Company.

Net sales for the third quarter 2015 totaled $1.8 billion, compared with net sales of $1.8 billion for the second quarter, and $1.9 billion for the third quarter 2014.

"I am very pleased with our third quarter performance, as each of our businesses leveraged operational excellence improvements to drive strong results despite market and global macroeconomic headwinds,” said Doyle R. Simons, president and chief executive officer. “In addition, we delivered on our ongoing commitment to return cash to shareholders by increasing our quarterly dividend by 7 percent and have completed the $700 million share repurchase authorized in 2014. We remain relentlessly focused on driving value for our shareholders and fully capitalizing on an improving US housing market."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2015	2015	2014
(millions, except per share data)	2Q	3Q	3Q
Net sales from continuing operations	$1,807	$1,820	$1,915

Net earnings attributable to Weyerhaeuser common shareholders(1)	$133	$180	$1,153
Weighted average shares outstanding, diluted	520	517	536
Earnings per diluted share	$0.26	$0.35	$2.15
Earnings per diluted share from continuing operations	$0.26	$0.35	$0.35

Net earnings from continuing operations before special items(2)	$133	$180	$178
Earnings per diluted share from continuing operations before special items	$0.26	$0.35	$0.33

Cash and cash equivalents at end of period(3)	$1,121	$1,048	$1,620

(1) Third quarter 2014 includes net earnings from discontinued operations of $966 million, primarily related to the gain on the divestiture of Weyerhaeuser Real Estate Company.
(2) There were no special items for the second or third quarter of 2015. Special items for the third quarter of 2014 includes gains on a postretirement plan amendment and restructuring charges related to the company's SG&A cost reduction initiative.

(3) Cash and cash equivalents at the end of the period exclude discontinued operations.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	2Q 2015	3Q 2015	Change
Net sales	$336	$326	($10)
Contribution to pre-tax earnings	$127	$126	($1)
3Q 2015 Performance - In the West, fee harvest volumes declined due to fire season logging constraints and log sales realizations decreased due to a shift in mix from export to domestic markets. In the South, higher fee harvest volumes were offset by seasonally higher silviculture costs. Earnings from the disposition of non-strategic timberlands increased by $8 million compared with the second quarter.

4Q 2015 Outlook - Weyerhaeuser expects comparable earnings from the Timberlands segment in the fourth quarter. In the West, the company expects slightly higher fee harvest volumes and improved mix primarily due to increased shipments to Japan. In the South, the company anticipates comparable fee harvest volumes and higher logging costs.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	2Q 2015	3Q 2015	Change
Net sales	$1,004	$1,023	$19
Contribution to pre-tax earnings	$71	$85	$14
3Q 2015 Performance - Sales volumes increased across most product lines, Western log costs declined, and manufacturing costs improved. Higher average sales realizations for oriented strand board were more than offset by lower average sales realizations for lumber.
4Q 2015 Outlook - Weyerhaeuser expects significantly lower earnings from the Wood Products segment in the fourth quarter. The company anticipates seasonally lower sales volumes, reduced operating rates, and additional planned maintenance primarily in oriented strand board. The company also expects lower average sales realizations for lumber and higher average sales realizations for oriented strand board.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	2Q 2015	3Q 2015	Change
Net sales	$467	$471	$4
Contribution to pre-tax earnings	$27	$79	$52
3Q 2015 Performance - Maintenance costs decreased significantly and production increased due to minimal scheduled maintenance outage days. Input costs declined, offset by lower average sales realizations for pulp and liquid packaging board.
4Q 2015 Outlook - Weyerhaeuser expects lower earnings from the Cellulose Fibers segment in the fourth quarter. The company anticipates lower average pulp sales realizations, increased scheduled maintenance, and seasonally higher fiber costs.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2014, our continuing operations generated $7.4 billion in sales and employed approximately 12,800 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 30 to discuss third quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 30.
To join the conference call from within North America, dial 877-296-9413 (access code: 28175672) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 28175672). Replays will be available for one week at 855-859-2056 (access code: 28175672) from within North America and at 404-537-3406 (access code: 28175672) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and various assumptions that are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words.

This release contains forward-looking statements regarding the company's expectations during the fourth quarter of 2015, including with respect to: earnings; harvest and shipment volumes, and costs in Timberlands; sales volumes, operating rates, planned maintenance, and average sales realizations in Wood Products; and pulp sales realizations, fiber costs, and scheduled maintenance in Cellulose Fibers.